Exhibit 99.5

Syngenta and ChemChina Transaction
Frequently Asked Questions

1.	What are the offer terms?

ChemChina has offered USD 465 in cash per Syngenta share plus a CHF 5 special dividend on closing.

2.	What is the process from here?

A prospectus will be issued in the coming weeks followed by an opening of the tender offer to shareholders. The transaction requires the acceptance of 67% of shareholders to succeed. The transaction will close when the necessary regulatory approvals have been received, possibly before year end.

3.	Are there any competition issues for a competition regulator to be concerned about?

There is minimal overlap between the portfolios of Syngenta and ChemChina.

4.	You talk about an IPO in a few years. How likely is this?

ChemChina have expressly stated their intention to re-list Syngenta in the public markets. This intention also underpins their seriousness in adhering to the highest standards of international corporate governance, notably in Switzerland and the U.S.

5.	Will there be a continuing role for Syngenta’s existing Board of Directors and Executive Management post deal completion?

Syngenta will continue to be run by its existing Management. The new Board will include four independent directors of Syngenta and such a composition of the Board is enshrined in the transaction agreement. The Chairman will be Ren Jianxin, Chairman of ChemChina; Michel Demaré will be Vice Chairman and lead independent director. John Ramsay will continue as CEO ad interim.

6.	What is the process for holders of ADSs?

Holders of ADSs who wish to participate in the Swiss Offer should read the US offer documentation available in the coming weeks.

This announcement is not an offer or a solicitation of an offer of any securities. Any offer or offer document, if any, would be made and distributed by ChemChina or its subsidiaries.

Additional information and where to find it

The tender offer for the outstanding shares, American Depositary Shares and other outstanding equity instruments in the company has not been commenced. This announcement is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell company securities. The solicitation and offer to buy company securities will only be made pursuant to an offer to purchase and related materials. At the time the offer is commenced, ChemChina will file a tender offer statement on schedule to with the US Securities and Exchange Commission (“SEC”) and thereafter, the company will file a solicitation/recommendation statement on schedule 14d-9 with respect to the offer. Investors and security holders are urged to read these materials carefully when they become available since they will contain important information, including the terms and conditions of the offer. The offer to purchase, solicitation/recommendation statement and related materials will be filed by ChemChina and the company with the SEC, and investors and security holders may obtain a free copy of these materials (when available) and other documents filed by ChemChina and the company with the SEC at the website maintained by the SEC at www.sec.gov. Investors and security holders may also obtain free copies of the solicitation/recommendation statement and other documents filed with the SEC by the company at www.syngenta.com.

Cautionary statement regarding forward-looking statements

Some of the statements contained in this announcement are forward-looking statements, including statements regarding the expected consummation of the acquisition, which involves a number of risks and uncertainties, including the satisfaction of closing conditions for the acquisition, such as regulatory approval for the transaction and the tender of at least 67% of the outstanding shares of the company, the possibility that the transaction will not be completed and other risks and uncertainties discussed in the company’s public filings with the sec, including the “risk factors” section of the company’s form 20-F filed on February 12, 2015, as well as the tender offer documents to be filed by ChemChina and the solicitation/recommendation statement to be filed by the company. These statements are based on current expectations, assumptions, estimates and projections, and involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, performance or achievements to be materially different from any future statements. These statements are generally identified by words or phrases such as “believe”, “anticipate”, “expect”, “intend”, “plan”, “will”, “may”, “should”, “estimate”, “predict”, “potential”, “continue” or the negative of such terms or other similar expressions. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results and the timing of events may differ materially from the results and/or timing discussed in the forward-looking statements, and you should not place undue reliance on these statements. ChemChina and the company disclaim any intent or obligation to update any forward-looking statements as a result of developments occurring after the period covered by this report or otherwise.